5451 275th Street
Langley, BC V4W 3X8

Private and Confidential

May 6, 2020

Mr. David Grand
Chief Executive Officer
Muskoka Grown Ltd.

Bracebridge, ON P1L 2B, Canada

Dear David:

Re: Toll Processing Agreement

This letter agreement (the "Agreement") sets out the terms and conditions pursuant to which Adastra Labs Holdings Ltd. ("Adastra") will provide standard processing services to Muskoka Grown Ltd. ("Muskoka" or "Client") (collectively, the "Transaction"). Adastra and Client are known individually as a "Party" and jointly as the "Parties".

The completion of the Transaction is expressly subject to the satisfaction of the conditions set forth below:

(a) both Parties receipt of their independent requisite licenses issued by Health Canada;

(b) bulk transfer approval by Health Canada, if required; and

(c) receipt of regulatory approval, as required, of the Transaction and this Agreement. (collectively, the "Conditions Precedent").

1. Transaction

1.1. Definitions

A. Smalls - smaller size cannabis flower buds that are larfy (not dense) and typically of lower potency than other cannabis flowers.

B. Shake - small pieces of cannabis flower that break from larger cannabis buds, generally as the result of regular handling.

C. Trim - the material resulting from the process of removing excess material from cannabis flower buds.

D. Kief - the cannabinoid containing trichome glands that have been separated (sifted) from cannabis flowers and green plant material.

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E. Winterization - the process of diluting cannabis or hemp extraction with food- grade ethanol and storing the solution in a sub-zero Fahrenheit freezer to cause waxes and lipids to come out of solution for removal by filtration.

F. Cannabis (Hemp) Oil - oil (cannabinoids and essential oils) extracted from cannabis (hemp) plant biomass using a solvent (CO2, Ethanol or other hydrocarbon). If required, the extracted oil is winterized and filtered to remove waxes and lipids. All solvent is removed from the resultant oil. If terpenes are recovered as part of the extraction process, they are re-added to the resultant oil.

G. Cannabis (Hemp) Distillate - cannabis (hemp) oil that is further distilled using short path distillation, wiped film distillation, or other distillation equipment to achieve a higher cannabinoid concentration.

H. Standard Processing - to alter the chemical or physical properties of cannabis and/or hemp by the use of a solvent to produce cannabis oil, hemp oil, cannabis distillate, or hemp distillate. This further includes preparation of these oils and distillates into specific formulations for various cannabis or hemp consumer packaged goods products.

I. Cannabis Distillate Formulation - product derived from distillate through mixing with terpenes and/or diluent(s) without further processing (e.g. sonication, recrystallization etc.)

1.2. The Parties will cooperate with each other and use commercially reasonable efforts to fulfil the Conditions Precedent by May 7, 2020. Each Party shall keep the other informed on a timely basis of its efforts in this regard.

1.3. Subject to the satisfaction of the Conditions Precedent, beginning May 7, 2020 (the "Commencement Date"), the Parties agree to the following:

A. Client may, on a non-exclusive basis, provide Adastra with cannabis flower, small flower (Smalls), Shake, and/or Trim (collectively, "Biomass Material") for: (i) standard processing by Adastra on behalf of Client to produce cannabis winterized crude, Cannabis Distillate (>90% total cannabinoid concentration) and/or Cannabis Distillate Formulations as communicated to Adastra by Client; and (ii) package such processed material in accordance with instructions received from Client and agreed by Adastra (such processed material alone or as so packaged collectively called "Final Product") and, together with the Biomass Material, (collectively, "Product"). The Parties acknowledge and agree that this arrangement is non-exclusive and Client may engage one or more other entities to provide the same or similar processing services to those agreed to be provided herein by Adastra.

B. Biomass Material that has been sifted to remove Kief and/or contains fan leaves, stems and/or seeds, will result in lower yields and lower quality extracts. Client will only provide un-sifted Biomass Material.

C. Client is under no obligation to provide Biomass Material to Adastra for processing under this Agreement. However, if Client does provide Biomass Material to Adastra for processing under this Agreement, the minimum Biomass Material batch size to be provided from Client to Adastra for processing shall be no less than a minimum of 100 kilograms (KG) up to 1,000 KG, as Client may from time to time determine. Client will provide Adastra proposed batch sizes and dates for delivery as soon as available but no less than 5 days in advance for any deliveries to Adastra scheduled before May 11, 2020 and thereafter 21 days in advance of the desired start of processing services; in either case unless a shorter notification period is agreed to by the Parties from time to time.

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D. Time is of the essence. Adastra will process at least half of the received Biomass Material upon Quality Assurance acceptance following delivery as soon as its production schedule permits.

E. A Party seeking an amendment to either the service fees or purchase prices must notify the other Party, setting out the current and proposed pricing for the relevant Product and the justification for the proposed amendment, no less than 2 months prior to the proposed price amendment becoming effective.

F. The Parties will work cooperatively to establish service fees and purchase prices from time to time which is reflective of the quality of the Product, the competitive marketplace and that allows for both Parties to have a reasonable profit margin net of its costs of sales.

G. Adastra's fee for processing and packaging services provided to the Client will be 50% of the volume of Final Product output, inclusive of all HST/GST and sales taxes for those processing and packaging services. Such 50% of the volume of Final Product output due to Adastra is referred to in this Agreement as "Adastra's Share of Final Product" and the remaining 50% of the Final Product output is referred to in this Agreement as the "Client's Share of Final Product". Adastra will make best commercial efforts to source a buyer for Client's Share of the Final Product at market wholesale pricing to be negotiated. Adastra will be permitted, with Client approval, to purchase any of the Client's Share of the Final Product at prevailing market wholesale pricing to be negotiated in good faith, plus all applicable HST/GST thereon.

H. Adastra agrees to pay the Client for its share of the Final Product after Adastra receives each payment for sale of that Final Product. Ten Percent (10%) of each payment + applicable taxes of the Client's proceeds from the sale of the Client's Final Product shall be wired to the Client's advisor 5011921Ontario Corp. d.b.a. BHE Consulting via a Canadian chartered bank wire service (wire instruction provided separately). Remaining payments to the Client plus applicable taxes will be sent via check directly to the Client's remittance address on file or as requested by the Client.

I. Each of the Biomass Material and the Final Product must be cultivated or produced, as the case may be, in accordance with applicable law, including the Cannabis Act and the regulations from time to time promulgated thereunder (collectively, the "Act").

J. The Client warrants that the Biomass Material: (i) was and will be produced, stored upon the Client's premises, and transported to Adastra in compliance with the Act and with any additional quality standards agreed to in writing between the Parties; (ii) complies with specifications for chemical and microbial contaminants, established or referenced under the Act; (iii) has not been treated with any pest control product unless the pest control product is registered for use on cannabis under the Pest Control Products Act or is otherwise authorized for use under that Act; (iv) is of merchantable quality and free from material defect, (v) is safe for intended use, i.e. packaging and sale of Final Product to end users for consumption, and (vi) falls within the potency range agreed to from time to time by the Parties. (all of the forgoing collectively, the "Quality Standards"). Adastra shall return to the Client, at the Client's expense, any unprocessed Biomass Material that does not conform to the foregoing Quality Standards.

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K. Adastra warrants that Biomass Material received by it from Client will be stored and processed in compliance with the Act and with any additional quality standards agreed to in writing between the Parties. Adastra further warrants that all Final Product: (i) shall be processed, manufactured and packaged in compliance with the Act and with any additional quality standards agreed to in writing between the Parties; (ii) complies with specifications for chemical and microbial contaminants, established or referenced under the Act; (iii) has not been treated with any pest control product or other product or chemical unless the product or chemical is authorized for use under the Act or other applicable law and/or registered for use on cannabis under the Pest Control Products Act ; (iv) is of merchantable quality and free from material defect, (v) is safe for intended use, i.e. packaging and sale to end users for consumption, and (vi) falls within the potency range agreed to from time to time by the Parties. Adastra shall replace, at its own cost and expense, all Biomass Material and Final Product that does not conform to the foregoing warranties.

L. As evidence that the Biomass Material delivered to Adastra meets the Quality Standards, the Client shall provide Adastra with a Certificate of Analysis provided by a licensed cannabis analytical testing laboratory, and as specified in Health Canada Cannabis Regulations for potency, pesticides, heavy metals, mycotoxins, residual solvents, microbial contaminants, and foreign matter. Further, the Biomass Material will not contain more than 15% moisture content as measured upon receipt at Adastra.

M. In the event that Biomass Material does not meet quality standards as specified in Health Canada Cannabis Regulations, the Parties may agree at that time to process the Biomass Material to determine if the extraction process will be remediated in the Final Product.

N. As evidence that the Final Product meets Adastra's warranties under this Agreement, Adastra will provide the Client a Certificate of Analysis from a licensed cannabis analytical testing laboratory, and as specified in Health Canada Cannabis Regulations for potency, pesticides, heavy metals, mycotoxins, residual solvents, microbial contaminants, and foreign matter.

O. Both Parties acknowledge the shared risk that certain contaminants such as pesticides, aflatoxins and heavy metals that maybe below the limit in Biomass Material may be concentrated in the extraction process to higher than the limit allowed by Health Canada regulations in the Final Product rendering it unusable for sale or remediation. In such cases, unless such higher concentrations are the result of the act or omission of Adastra in breach of its warranties in this Agreement, there is no penalty for either Party, Adastra has the right to return unprocessed Biomass Material to the Client at the cost of Adastra, and Adastra will deal with the Final Product, as instructed at the time by the Client who will be responsible for reasonable disposal costs.

P. Adastra, at its sole cost and expense, shall process the Biomass Material at its facility, and the processed Biomass Material shall consist of Final Product packaged by Adastra in containers (at Adastra's sole cost), mutually agreed upon by the Parties, that comply with applicable law.

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Q. Subject to the provisions of Section 1.3G, the purchasing Party shall pay to the selling Party all value added and sales taxes applicable to the purchase of the Product. All costs of shipping as well as any customs charges, duties, or any other charges that arise as a result of or in connection with the transport of the Product shall be for the account of purchasing Party.

R. Client will be responsible for secure shipment of Biomass Material to Adastra and Adastra will be responsible, including costs, for secure shipment of the Final Product to or as directed by Client. The delivering Party will apply commercially reasonable efforts to ensure the Product is in good condition when it is delivered and is delivered by the target delivery date. Title in and to the Product shall remain with the Client until the Product is delivered to the end line customer, at which time title is transferred to the end line customer. All liability and risk of loss for the Product remains with the delivering Party until the Product is delivered to or on behalf of the receiving Party.

S. In the event that a Party, determines in good faith or is required by Health Canada that it is required to initiate a recall with respect to a batch of a Product, the recalling Party shall immediately notify the other Party of the recall and both Parties agree to cooperate with one another to accommodate any procedures and requirements necessitated by such recall.

T. "Intellectual Property" means any statutory or non-statutory intellectual property rights in any jurisdiction, including any issued, pending, registered, filed or unfiled application for any patent (including any utility, design or plant patent, and including any continuation, continuation-in-part, divisional, re-issue, re- examination, national phase entry or regional phase entry application), copyright, trademark, industrial design, plant breeder's right, the Plant Breeders Rights Act (Canada) registration, the Plant Varieties Protection Act (US) registration or other statutory intellectual property right, and any trade secret, know-how, goodwill, or other intellectual property or other proprietary right, and any written or unwritten title, interest, license, right to bring or participate in any proceeding for past infringement or any other actionable right under or relating to any intellectual property right, or any other rights to any of the foregoing, relating to any aspect of the business of a Party, including standard operating procedures, production processes, packaging processes, labelling processes, ingredients, technology, inventions, plant varieties, clonally propagated plant material, stable cultivars, business management processes, compilations of information, contracts, records, specifications, business procedures, label designs, branding, compliance documentation, files, records, documents, drawings, specifications, equipment and data (data includes all information whether written or in an electronic format), and including any suppliers, manufacturers, equipment, methodologies, customer lists or other relevant information, relating to any of the foregoing or otherwise pertaining to the business of a Party.

U. Any and all Intellectual Property used in cultivating and processing the Biomass Material shall be wholly owned by Muskoka, and any existing Intellectual Property of Muskoka shall remain wholly owned by Muskoka. Any and all Intellectual Property of Adastra used in processing the Final Products (but not the Final Product itself) shall be wholly owned by Adastra, and any existing Intellectual Property of Adastra shall remain wholly owned by Adastra.

V. If: (i) either Party materially breaches the terms of the this Agreement and the breaching Party fails to cure such breach within 30 days of written notice from the non-breaching Party; (ii) bankruptcy, insolvency, dissolution or liquidation proceedings are instituted by or against the either Party or the either Party discontinues a significant part of its business operations; or (iii) either Party fails to maintain its license with Health Canada; then the non-breaching Party may, at its sole discretion, terminate the this Agreement upon written notice to the breaching Party. All payments due to Adastra or to Muskoka, as applicable, before termination will become immediately due and payable upon termination of this Agreement, and both Parties will relinquish any and all future rights and obligations of this Agreement other than for or in respect of: (iv) the return of Biomass Material and Product to the Client; (v) the respective warranties and agreements of the Parties with respect to maters or things occurring prior to the termination of the Agreement; (vi) the respective Intellectual Property rights and obligations of the Parties under this Agreement; and (vii) the respective indemnities of each Party provided for in this Agreement.

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1.4. Within 5 days of the signing of this Agreement, both Parties agree to execute a quality assurance agreement (the "Quality Assurance Agreement") to set forth the quality control and quality assurance obligations of both Parties in compliance with applicable laws and regulations. At a minimum this shall include but not be limited to guidelines for Product to meet required Health Canada testing compliance.

1.5. Each Party hereby represents and warrants to and in favour of, and covenants with, the other Party as follows as of the date hereof and as of the Commencement Date, and acknowledges Each that the other Party is relying upon the following representations, warranties and covenants in connection with its execution, delivery and performance of this Agreement and the consummation of the Transaction:

A. the Party is a corporation validly formed and existing in good standing under the laws of its jurisdiction of incorporation in Canada;

B. the Party has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Party. This Agreement has been duly and validly executed by the Party, and constitutes a valid and binding obligation of the Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or law;

C. the authorization of, execution and delivery of, and the performance by the Party of its obligations under, this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under, or cause the acceleration of, any obligations of the Party under: (i) any term or provision of the articles, by-laws or other constating documents of the Party; (ii) the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Party is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement; (iii) any applicable law or consent or approval issued by a governmental authority, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement; or (iv) any term or provision of any order of any court applicable to the Party, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement;

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D. other than any applicable notices to be provided by each Party to the relevant governmental authority in connection with each transfer of Biomass Material or in respect of the transfer and sale of Product hereunder, no consent or approval of any governmental authority, or filing with or notice to, any governmental authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) by the Party, except for any such consent, approval, filing or notice that would not have a materially adverse effect on the Party's ability to perform its obligations under this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) in a timely manner;

E. the Party holds (or will, as of the Commencement Date, hold) requisite licenses issued by Health Canada with respect to their respective obligations, representations and warranties under this Agreement;

F. the Party has conducted and is conducting its business in compliance in all material respects with all applicable law, and has held and maintained and will hold and maintain in good standing all necessary licenses, leases, permits, authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets (including without limitation any rights or registrations relating to any intellectual property rights) except where the failure to obtain any license, lease, permit, authorization or other approval would not have a material adverse effect on the Party;

G. there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Party) pending, or to the best of the knowledge of the Party after due inquiry, threatened against or affecting the Party at law or in equity, or before or by any court or other governmental authority, domestic or foreign, that would materially adversely affect the Party's ability to perform its obligations under this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) in a timely manner;

H. there are no bankruptcy proceedings pending or being contemplated by the Party or, to the best of its knowledge after due inquiry, threatened against or affecting the Party except as otherwise disclosed in this document;

I. Without limitation to the other obligations of each Party set forth in this Agreement, each Party shall: (i) cultivate or process, as applicable, its Product in a manner that complies with the generally accepted guidelines for cannabis products and applicable laws; (ii) apply appropriate quality control and quality assurance principles to ensure compliance with the agreed product specifications; and (iii) ensure that each batch of Product is checked by Adastra before release and that retention samples of all Product are kept for batch control; and

J. Without limitation to the other obligations of each Party set forth in this Agreement, each Party's Product: (i) will meet its specifications; (ii) will be free of any identifiable defects; (iii) when supplied will be of merchantable quality and the required quality fit for the purpose for which it is to be used (namely, packaging and sale to end users for consumption).

1.6. Each Party hereby acknowledges and agrees any Certificate of Analysis provided by a licensed analytical testing laboratory pursuant to this Agreement is solely for informational purposes, and the Parties do not make any representations and warranties with respect to the information contained in any such the Certificate of Analysis.

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2. Confidentiality

2.1 The Parties acknowledge that the confidentiality agreement dated April 3, 2020 (the "Confidentiality Agreement") between the Parties continues to apply and that any Confidential Information (as defined therein) provided pursuant to this Agreement and the Transaction shall be subject to the terms of the Confidentiality Agreement.

2.2 Each Party agrees that it will not make any public disclosure of the existence of this Agreement or of any of its terms without first advising the other Party and obtaining consent of such other Party to the proposed disclosure, unless such disclosure is required by applicable law, regulation or policies of any applicable stock exchange, in which event the Party contemplating disclosure will inform the other Party of, and obtain its consent to, the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

3. Access

Each of the Parties and its representatives will provide the other Party with:

A. such information (including copies of documents) as either Party may reasonably request, including documents relating to tracking, inventory, batch records and any other documentation which a Party reasonably anticipates may be requested by a governmental authority; and

B. access to copies of excerpts of its financial records, business data, facilities and personnel as the other Party may reasonably request relating specifically and solely to this Toll Processing Agreement.

C. Unless applicable law or regulatory authority prescribes or requires a longer retention period: (i) the obligation pursuant to this Section 3 will continue for a period of 2 years after the delivery of each order of Product; and (iii) the Parties will retain all records described above for a period of 2 years after the delivery of each order of their Product and will also comply with all its obligations under applicable law with respect to such records.

D. At a Party's request, the other Party will give the requesting Party and its authorized representatives every reasonable opportunity to have access to and to inspect (in either case during normal business hours) the Product prior to shipment.

4. Expenses

Except in the case of shipping of the Biomass to Adastra's plant in Langley, BC and the shipment of Final Product to the end customer, each of the Parties will bear its own respective costs and expenses associated with the Transaction, including the preparation of this Agreement the Quality Assurance Agreement and the Confidentiality Agreement. Adastra agrees to pay 50% of the cost or C$2,000.00, whichever is less, of shipping the Biomass Product. Client agrees to pay 50% of the cost or C$2,000.00, whichever is less, of shipping the Final Product. The Parties agree to use mutually agreeable and qualified shipping agents with a pre-approved quotation.

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5. Indemnity

Each Party agrees to indemnify, keep indemnified and save harmless the other Party in respect of all actions, suits, proceedings, claims, demands, damages, losses, costs, charges and expenses arising directly from or incurred by reason of:

A. Breach of, or a third party claim inconsistent with, any of the representations, warranties and/or agreements to be performed or observed by the indemnifying party under or pursuant to this Agreement;

B. injury or death to persons caused by defective goods which are defective as a result of the act or omission on its behalf;

C. non-compliance by the indemnifying Party with any legal obligations including cultivation, processing, Product quality or legal obligations including Product indications and labeling (unless caused solely by the indemnified Party), in respect of the Product; and

D. the negligence or unlawful action of the indemnifying Party or its representatives, unless caused by the gross negligence of the indemnified Party.

6. Limitation of Liability

6.1 The representations and warranties contained above are in lieu of all other implied warranties and conditions, including, but not limited to, those governing merchantability or fitness for a particular purpose.

6.2 Notwithstanding any other provision of this Agreement to the contrary, and save and except for claims involving Intellectual Property or injury or death to any person or in consequence of the gross negligence of a Party, neither Party shall be liable to the other Party for any consequential, special, or incidental damages, arising from a default under this Agreement, whether in contract (including breach of warranty) or tort (including strict liability and negligence) nor for lost or imputed profits, royalties or other economic loss. This limitation will apply whether or not the Party has been advised of the possibility of such damages. Each Party hereby waives any claim that these exclusions deprive such Party of an adequate remedy.

7. Binding Effect

7.1 The provisions of this Agreement are intended to create binding obligations against the Parties.

7.2 Each of the Parties acknowledge and agree that adequate consideration (the receipt and sufficiency of which is hereby acknowledged) was received by it for the binding obligations contained herein.

8. Reasonable Commercial Efforts and Good Faith

The Parties will use their reasonable commercial efforts and good faith to meet the terms of this Agreement.

9. Non-Exclusivity

Notwithstanding any other provision contained herein, each Party hereby expressly acknowledges and confirms that nothing herein shall create or be deemed to create an exclusive relationship between the Parties with respect to the purchase and sale of Products.

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11. Independent Contractor

Except as expressly provided to the contrary in this Agreement, this Agreement does not create a fiduciary or trust relationship between the Parties hereto. The Parties are independent contractors, and, except as expressly provided to the contrary in this Agreement, nothing in this Agreement is intended to constitute a Party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other Party for any purpose whatsoever. Neither Party is authorized by this Agreement to: (i) make any contract, agreement, warranty or representation; or (ii) create any obligation, liability, commitment or undertaking, express, implied or collateral; in either case on behalf of the other Party or represent that it has the right to so act or do so.

12. Term and Termination

12.1 This Agreement shall be in effect from the date of execution until 12 months after the Commencement Date (the "Term").

12.2 The Term may be terminated by written mutual agreement by the Parties or extended by written mutual agreement on a periodic basis with confirmation of terms discussed in paragraph 1 above.

13. Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto will be in writing and will be delivered to the Party to which the notice is to be given by mail, email or facsimile

14. General

14.1 A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement.

14.2 This Agreement, the Confidentiality Agreement, and the Quality Assurance Agreement to be entered into between the Parties, set forth the entire agreement and understanding of the Parties in respect of the Transaction contemplated hereby and supersede all prior agreements and understandings, oral or written, among the Parties or their respective representatives with respect to the matters herein and will not be modified or amended except by written agreement signed by the Parties to be bound thereby.

14.3 In the event either Party is prevented from performing its obligations under this Agreement by circumstances beyond its reasonable control, including the government declaration or directive pursuant to the current COVID-19 pandemic and without limitation fire, explosion, flood, acts of God, war and other hostilities, or like events, the obligations of such Party under this Agreement shall be suspended during the currency of such suspending circumstance.

14.4 Time is of the essence in this Agreement.

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14.5 No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

14.6 Each of the Parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

14.7 If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

14.8 This Agreement is private to the Parties and may not be assigned without the consent of the other Party.

14.9 This Agreement may be executed in several counterparts as may be necessary or by facsimile or such other electronic means and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

14.10 The binding obligations of this Agreement are and will be deemed to be made in the Province of British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia and the federal laws of Canada applicable therein.

14.11 Each person signing this Agreement as an authorized officer of a Party hereto hereby represents and warrants that he is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

If the foregoing reflects your understanding of the Transaction and if you agree with the terms and conditions of the proposal herein, please so acknowledge by executing this Agreement and returning the same to Adastra on or before May 7, 2020.

Signature Page Follows

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Adastra Labs Holdings Ltd.

Per:	/s/ Andrew M. Hale	Andrew M. Hale, CEO

ACKNOWLEDGED AND AGREED TO this 7th day of May 2020

Muskoka Grown Ltd.

Per:	/s/ David Grand
David Grand CEO & Founder

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